Exhibit 10.28

EXECUTED VERSION

CONFIDENTIAL

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

SOFTWARE AND PATENT LICENSE AGREEMENT

This SOFTWARE AND PATENT LICENSE AGREEMENT, dated May 27, 2008 (the “Effective Date”), is made by and between THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK, a New York corporation (“Columbia”), and SCHRÖDINGER, LLC (“Schrödinger”), a Delaware limited liability company.

R E C I T A L S

A.    The water site analysis method, developed at Columbia University by Professors Richard Friesner and Robert Abel, is a method for enumerating the thermodynamic properties of water molecules solvating the active site of a protein and calculating the relative binding affinities of congeneric compounds that bind to such protein. Columbia is the owner of the water site analysis method.

B.    Schrödinger is interested in incorporating the water site analysis method into its software products.

C.    In accordance with the terms and conditions of this Agreement, Columbia wishes to grant to Schrödinger, and Schrödinger wishes to receive from Columbia, the rights necessary for Schrödinger to develop, make, license, use, sell and distribute software products worldwide that incorporate and use the water site analysis method.

NOW, THEREFORE, the parties agree as follows:

1.    Definitions. In addition to the other terms defined throughout this Agreement, the following terms used in this Agreement will have the following meanings:

a.    “Affiliate” shall mean any entity controlled by, controlling, or under common control with a party, where “control” means the ownership, directly or indirectly, of fifty percent (50%) or more of the voting powers of the shares entitled to vote for the election of such entity’s directors or other governing authority. D. E. Shaw Research, LLC (which is Schrödinger’s managing member as of the date hereof) shall be considered an Affiliate of Schrödinger.

b.    “Copyright Only Royalty Rate” shall mean the royalty rate for a country of manufacture or sale in which the Licensed Product is not Covered By a Patent. The Copyright Only Royalty Rate shall be [**] percent ([**]%), unless otherwise revised pursuant to this Agreement.

c.    “Cover” or “Covered By” shall mean, with respect to a particular product, that the act of making, using, licensing, offering to license, selling, or offering to sell such product, if done without Columbia’s authority, (i) would infringe at least one claim of either (i) an issued patent that has not been held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision in the country in which such patent was issued, or (ii) a pending application that has not been pending for more than [**] from the filing date of such application.

d.    “Documentation” shall mean the written or electronic material relating to the water site analysis method. Any Documentation delivered to Schrödinger hereunder shall be listed in Exhibit A.

e.    “End User” shall mean an entity that is party to a valid license agreement with Schrödinger to use the Licensed Product (typically Schrödinger’s customers), as well as the individuals permitted under such agreement to use the Licensed Product (typically the customer’s employees, consultants and other agents).

f.    “Field” shall mean the field of computational chemistry software and related services.

g.    “Gross Revenues” shall mean all fees or other payments received by Schrödinger and Affiliates of Schrödinger for licensing, selling, leasing, or renting any Licensed Product (as hereinafter defined); provided, however, that fees or other payments received by Schrödinger in connection with licensing, selling, leasing, or renting any Licensed Product to Columbia shall not constitute Gross Revenues; and provided further that fees or other payments constituting Services Fees (as hereinafter defined) shall not constitute Gross Revenues. For clarity, Gross Revenues does not include discounts actually given; amounts allowed or credited due to returns; excise, sales and use taxes, to the extent included in the amounts invoiced; and charges for transportation, insurance and delivery.

In the event that one or more Licensed Products are sold together with other products (such sale a “Multiple Product Sale”) for a single aggregate license fee (a “Multiple Product License Fee”), Gross Revenues shall mean the fraction of the Multiple Product License Fee attributable to the Licensed Product(s), as calculated by multiplying the Multiple Product License Fee by a fraction whose numerator is the then-current aggregate list price of any Licensed Product(s ) included in the Multiple Product Sale and whose denominator is the then-current aggregate list price of all products included in the Multiple Product Sale.

By way of example only and without limiting the foregoing, [**].

h.    “Intellectual Property Rights” shall mean intellectual property or proprietary rights, including but not limited to copyright rights, patent rights, rights of priority, and trade secret rights, recognized in any jurisdiction in the world.

i.    “Licensed Method” shall mean the following elements of the water site analysis method: Licensed Software, Documentation, and Patents.

j.    “Licensed Product” shall mean any product (or component thereof) which (1) contains, includes or incorporates all or any part of the Licensed Software, or (2) the discovery, development, manufacture, use, sale, offering for sale, importation, exportation, distribution, rental or lease of which is Covered By a claim of a Patent.

k.    “Licensed Software” shall mean the software that implements the water site analysis method, in Source Code Form and Object Code Form. The Licensed Software is described in Exhibit 8 attached hereto.

l.    “Object Code Form” shall mean computer programming code that is in binary form, and directly executable by a computer.

m.    “Patent” or “Patents” shall mean all patent rights covering the Licensed Software and Documentation, which patents and patent applications are listed in Exhibit C, including (i) all substitutions, continuations, divisions, renewals, and letters patent granted thereon; (ii) all claims of continuations-in-part applications that claim priority to the United States patent applications listed in Exhibit C, but only where such claims are directed to inventions disclosed in the manner provided in the first paragraph of 35 U.S.C. Section 112 in the United States patent applications listed in Exhibit C, and such claims in any patents issuing from such continuation-in-part applications; (iii) any and all foreign patent applications, foreign patents or related foreign patent documents that claim priority to the patents and/or patent applications listed in Exhibit C; and (iv) all reissues, re-examinations and extensions thereof.

n.    “Patent Inclusive Royalty Rate” shall mean the royalty rate for a country of manufacture or sale in which the Licensed Product is Covered By a Patent. The Patent Inclusive Royalty Rate shall be [**] percent ([**]%), unless otherwise revised pursuant to this Agreement.

o.    “Schrodinger Improvements” shall mean the modifications, improvements and corrections to the Licensed Software developed by employees, agents or independent contractors of Schrödinger or its Affiliates.

p.    “Services Agreement” shall mean an agreement between Schrödinger (or its Affiliate), on the one hand, and one or more third parties, on the other, under which Schrödinger (or its Affiliate) undertakes to perform services using a Licensed Product on behalf of, or in collaboration with, such third parties in return for fees or other payments (any such fees or payments, “Services Fees”); provided, however, that fees or other payments received by Schrödinger (or its Affiliate) in connection with a Services Agreement with Columbia, shall not constitute Services Fees; and provided further that fees or other payments constituting Gross Revenues shall not constitute Services Fees.

q.    “Source Code Form” shall mean computer programming code other than in Object Code Form. Source Code Form includes code that may be displayed in a form readable and understandable by a programmer of ordinary skill, as well as any enhancements, corrections and documentation related thereto, and all related source code level system documentation, comments, procedural code (such as job control language), and explanatory materials.

r.    “Territory” shall mean worldwide.

s.    “Third Party” shall mean any entity or person other than Schrödinger, its Affiliates, or Columbia.

2.    License Grants.

a.    Copyright and Patent. Columbia hereby grants to Schrödinger and its Affiliates, upon and subject to all the terms and conditions of this Agreement, a worldwide license, exclusive in the Field:

(1)    To reproduce, modify, distribute, and perform and display, publicly or otherwise, the Licensed Software in connection with:

(A)    Developing, marketing, licensing, selling and distributing the Licensed Product, Licensed Software and/or Documentation in the Field and throughout the Territory; provided, however, that with respect to distribution, only the Object Code Form of the Licensed Software may be distributed to End Users; further provided that, should Schrödinger desire to distribute the Source Code Form of any portion of the Licensed Software to an End User (such a transaction, a “SDA Source Code Transaction”), Schrödinger shall give Columbia written notice (containing a reasonable summary of terms) thereof and obtain Columbia’s written approval therefor, which approval shall not be unreasonably withheld or delayed; and further provided that, should Schrödinger fail to receive a written response from Columbia (containing reasonable detail regarding Columbia’s reason for denying such request, if such written response consists of a denial of approval) within [**] following Schrödinger’s delivery of the foregoing notice, the SDA Source Code Transaction will be deemed approved; and further provided that Schrödinger shall be permitted to provide the Licensed Software in Source Code Form to those of its agents and independent contractors retained to develop and maintain the Licensed Products, it being understood that the SDA Source Code Transaction procedures would not apply in this instance, so long as access and use by such agents and independent contractors are subject to confidentiality obligations, and Columbia is informed, in the next following royalty report, of the identity of each such agent or independent contractor;

(B)    Performing services pursuant to any Services Agreement; provided, however, that notwithstanding the language in this Agreement, Licensee shall not be authorized to use the Licensed Software in connection with any Services Agreement until the Parties negotiate in good faith the royalty for Services Fees or other consideration to be paid to Columbia, which shall be executed by the parties as an amendment to this Agreement;

(C)    Conducting scientific or technical research; and

(D)    Back-up and disaster recovery; and

(2)    To make, have made, use, license and sell the Licensed Products and to practice the Patents to the end of their term, unless sooner terminated according to the terms hereof.

b.    U.S. Government Agencies. If the End User is an agency of the United States government, Schrödinger shall grant such agency only “restricted rights” or “ limited rights” (as defined in the applicable Federal Acquisition Regulations) to the Licensed Software, and Schrödinger shall take all actions reasonably necessary to protect Columbia’s rights and interest in the Licensed Software in accordance with such regulations and successor regulations including, but not limited to, the placement of appropriate legends on the Licensed Software distributed by Schrödinger.

c.    Government Rights. All rights and licenses granted by Columbia to Schrödinger and its Affiliates under this Agreement are subject to ( i) any limitations imposed by the terms of any government grant, government contract or government cooperative agreement applicable to the technology that is the subject of this Agreement, and/or (ii) applicable requirements of 35 U.S.C. Sections 200 et seq., as amended, and implementing regulations and policies. Without limitation of the foregoing, Schrödinger agrees that, to the extent required under 35 U.S.C. Section 204, any Licensed Product used, sold, distributed, rented or leased by Schrödinger and its Affiliates in the United States will be manufactured substantially in the United States. In addition, Schrödinger agrees that, to the extent required under 35 U.S.C. Section 202(c)(4), the United States government is granted a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States any Patent throughout the world.

d.    All rights not specifically granted herein are reserved to Columbia. Except as expressly provided by this Agreement, no right or license is granted (expressly or by implication or estoppel) by Columbia to Schrödinger or its Affiliates under any tangible or Intellectual Property Rights.

3.    Ownership.

a.    Columbia Property. The parties acknowledge and agree that (1) Columbia owns and shall own all right, title and interest in and to the Licensed Method, and its associated Intellectual Property Rights (collectively, the “Columbia Property”); and (ii) other than the licenses expressly granted by this Agreement, Schrödinger shall not receive or claim any ownership interest in any Columbia Property or portion thereof.

b.    Schrödinger Property. The parties acknowledge and agree that as between Columbia and Schrödinger, Schrödinger owns and shall own all right, title and interest in and to the Licensed Products and Schrödinger Improvements, and their associated Intellectual Property Rights (“Schrödinger Property”).

c.    Security. Schrödinger shall take all reasonable steps to ensure that no unauthorized persons have access to the Licensed Software, and to ensure that no persons authorized to have such access shall take any action which would be in violation of this Agreement. Such steps shall include, but not be limited to, imposing password restrictions on use of the Licensed Software, seaming Schrödinger’s network on which such Licensed Software resides from outside intrusion, preventing the making of unauthorized copies of the Licensed Software, and administering and monitoring use of the Licensed Software.

d.    Reporting. Schrödinger shall promptly report to Columbia any actual or suspected violation of this Section 3, and shall take such further steps as may reasonably be requested by Columbia to prevent or remedy any such violation.

e.    Relief. Schrödinger agrees and acknowledges that the Licensed Method contains proprietary information of Columbia that has been developed with great effort by its investigators, researchers and/or employees. Because unauthorized use or transfer of the Licensed Method is likely to diminish substantially its value, irreparably harm Columbia and not he susceptible to cure by the payment of monetary damages, if Schrödinger breaches the provisions of Sections 2 or 3 of this Agreement, Columbia shall be entitled to injunctive and/or other equitable relief, in addition to other remedies afforded by law, to prevent or restrain a breach of Sections 2 or 3 of this Agreement.

4.    No Maintenance. It is understood that Columbia will provide no maintenance or installation services of any kind hereunder. Columbia may, in their sole discretion, use reasonable efforts to assist Schrödinger in correcting errors in the Licensed Software brought to Columbia’s attention by Schrödinger; provided, however, that Columbia will not be considered in breach of this Agreement if it either is unable to do so after reasonable efforts or elects not to do so.

5.    Licensing of Software by Schrödinger. Schrödinger shall cause its agreements with End Users to license or maintain a Licensed Product to include the following:

a.    A provision for the protection of the confidentiality of the Licensed Software provided to the licensee, by requiring protections of at least the same scope as required under Section 10 hereof; it being understood that this obligation shall be satisfied by prohibiting the disclosure of the Licensed Products to non-licensees;

b.    A disclaimer that is substantially equivalent to that set forth in subsections a , b. and c. of Section 12 hereof; and

c.    A statement that Columbia shall not be required pursuant to such agreement to provide any maintenance or installation or support services of any kind, whatsoever.

Columbia agrees that the standard Schrödinger End User License Agreement that is in effect on the effective date, a copy of which is attached hereto as Exhibit D, complies with the requirements of this Section 5. Schrödinger agrees that the term of such End User License Agreements for the licensing of the Licensed Product shall not be perpetual.

6.    Reservation of Rights for Research Purposes; Freedom of Publication.

a.    Columbia reserves the right to practice and use the Patents, Licensed Software and Documentation for academic research and non-commercial educational purposes in the Field and to permit other entities or individuals to practice and use such Patents, Licensed Software and Documentation for academic research and non-commercial educational purposes in the Field. Columbia shall obtain from all entities or individuals who are given permission to practice and use such Patents, Licensed Software and Documentation an agreement in writing to limit such use to academic research and non-commercial educational purposes and shall inform Schrödinger of the identity of all such entities and individuals. Nothing in this Agreement shall be interpreted to limit in any way the right of Columbia and its faculty or employees to practice and use such Patents, Licensed Software or Documentation for any purpose outside the Field or to license or permit such use outside the Field by third parties.

b.    Schrödinger acknowledges that Columbia is dedicated to free scholarly exchange and to public dissemination of the results of its scholarly activities. Columbia and its faculty and employees shall have the right to publish, disseminate or otherwise disclose any information relating to its research activities, including Licensed Software.

7.    Fees, Royalties and Payment.

a.    License Fee. Schrödinger shall pay Columbia a nonrefundable, and non-recoverable license fee in the sum of $[**], to be paid as follows: $[**] within [**] following the full execution of this Agreement, and the balance by [**].

b.    Licensed Product Royalties.

(1)    Licensed Product Royalties. For licenses or sales by Schrödinger and its Affiliates to End Users in the Territory, Columbia shall be entitled to receive a nonrefundable and non-recoverable royalty equal to, with respect to the license or sale of each Licensed Product, the sum of (i) the applicable Patent Inclusive Royalty Rate multiplied by tile Gross Revenues generated in countries of manufacture or sale in which the Licensed Product is Covered By a Patent, plus (ii) the applicable Copyright Only Royalty Rate multiplied by the Gross Revenues generated in countries of manufacture or sale in which the Licensed Product is not Covered By a Patent ((i) and (ii) together, the “Licensed Product Royalty”). See definition of “Gross Revenues” for the calculation applicable to Multiple Product Sales. In pricing Multiple Product Sales, Schrödinger shall not engage in bad faith actions intended to avoid its obligations under this Section 7.

(2)    [Intentionally left blank.]

(3)    Multiple Royalties. If there are two royalties payable by Schrödinger to Columbia in connection with a particular Licensed Product, then Schrödinger shall be responsible for payment of only one royalty based on Gross Revenues, such royalty to be equal to the highest of the two applicable royalties. If there are more than two royalties payable by Schrödinger to Columbia in connection with a particular Licensed Product, then the Parties shall negotiate in good faith the single royalty applicable to such Licensed Product.

c.    Equity Securities. In the event that all or any portion of Gross Revenues or Services Fees are received by Schrödinger from a customer in the form of equity securities, Schrödinger may, in its sole discretion, remit the applicable Licensed Product Royalty to Columbia in any combination of cash or, to the extent transfer is permitted by law, a portion of the equity securities received. For purposes of calculating Gross Revenues or Service Fees, the value of the equity securities received shall be equal to the fair market value of such securities.

d.    Non-Monetary Consideration. Where Licensed Product(s) are not licensed for a fee, but are otherwise disposed of and used by a third party, such disposal shall be deemed, for purposes of calculating royalties, a sale or license generating Gross Revenues equal to the published list price for such Licensed Product(s). Instances in which a royalty is paid under this provision will be identified in the applicable royalty report. For clarity, the evaluation licenses granted free of charge by Schrödinger for short terms (i.e., a few months’ duration) in the ordinary course of business to prospective licensees of the Licensed Product(s) shall be excluded from royalty payments under this provision.

e.    Royalty Rate Adjustment on Challenge.

(1)    In the event Schrödinger (or any entity or person acting on its behalf) initiates any proceeding or otherwise asserts any claim challenging the validity or enforceability of any Patent in any court, administrative agency or other forum (“Challenge”), all royalty rates, minimum royalties and other payment rates set forth in Section 7.b., shall be automatically [**] on sales of Licensed Products on or after the date of the Challenge for the remaining term of this Agreement. The parties acknowledge that this Section 7.e. shall not apply to the situation in which Schrödinger is alleged by Columbia to have exceeded the scope of the rights licensed under this Agreement, and raises challenges to the validity, enforceability or scope of such Patent in its defense.

(2)    In the event at least one claim of a Patent that is subject to a Challenge survives the Challenge by not being found invalid or unenforceable, regardless of whether the claim is amended as part of the Challenge, all royalty rates and other payment rates set forth in Section 7.b. shall be automatically [**] on and after the date of such finding for the remaining term of this Agreement.

(3)    Schrödinger acknowledges and agrees that any payments made under this Section 7.e. shall be nonrefundable and non-recoverable for any reason whatsoever.

8.    Reports and Payments.

a.    Within [**] after the first business day of each calendar quarter of this Agreement, Schrödinger shall submit to Columbia a written report with respect to the preceding calendar quarter (the “Payment Report”) stating:

(1)    Gross Revenues received by Schrödinger during such quarter, together with detailed information sufficient to permit Columbia to verify the accuracy of reported Gross Revenues, including Licensed Product name, date of transaction, name of customer, license fee, and offsets taken against Gross Revenues;

(2)    Services Fees received by Schrödinger during such quarter, together with detailed information sufficient to permit Columbia to verify the accuracy or reported Services Fees;

(3)    A calculation under Section 7 of the Licensed Product Royalties and Services Royalties due to Columbia, making reference to the applicable subsection thereof;

(4)    Pursuant to the last “provided further” clause of Section 2.a.(1)(A), the identity of each agent or independent contractor who, during the preceding calendar quarter, was first given access to the Licensed Software in Source Code Form; and

(5)    The list of the licenses to the Licensed Product(s) granted for non-monetary consideration in the preceding calendar quarter, for which a royalty has been calculated in accordance with Section 7.d.

b.    Simultaneously with the submission of each Payment Report, Schrödinger shall make payments to Columbia of the amounts due for the calendar quarter covered by the Payment Report in the manner specified by Columbia. Payment shall be by check payable to The Trustees or Columbia University in the City of New York and sent to the following address:

The Trustees of Columbia University in the City of New York

Columbia Innovation Enterprises – Finance

P.O. Box 1394

New York, NY 10008-1394

and in the event that such royalty report lists the identities of individuals in accordance with Section 8.a.(4), a copy shall be sent to the following address:

Executive Director

Science and Technology Ventures

80 Claremont Avenue #4F, MC 9606

New York, NY 10027

or to such other address as Columbia may specify by notice hereunder, or, if requested by Columbia, by wire transfer of immediately available funds by Schrödinger to:

[**]

or to such other bank and account identified by notice to Schrödinger by Columbia. Schrödinger is required to send the quarterly royalty statement whether or not royalty payments are due.

c.    Within [**] after the date of termination or expiration of this Agreement, Schrödinger shall pay Columbia any and all amounts that are due pursuant to this Agreement as of the date of such termination or expiration, together with a Payment Report for such payment in accordance with Section 8.a. hereof, except that such Payment Report shall cover the period from the end of the last calendar quarter prior to termination or expiration to the date of termination or expiration. Nothing in the foregoing shall be deemed to satisfy any of Schrödinger’s other obligations under this Agreement upon termination or expiration.

d.    With respect to revenues obtained by Schrödinger in foreign countries, Schrödinger shall make royalty payments to Columbia in the United States in United States dollars. Royalty payments for transactions outside the United States shall first be determined in the currency of the country in which they are earned, and then converted to United States dollars using the buying rates of exchange quoted by Citibank, N.A. (or its successor) in New York, New York for the last business day of the calendar quarter in which the royalties were earned. Any and all loss of exchange value, taxes, or other expenses incurred in the transfer or conversion of foreign currency into U.S. dollars, and any income, remittance, or other taxes on such royalties required to be withheld at the source shall be the exclusive responsibility of Schrödinger, and shall not be used to decrease the amount of royalties due to Columbia. None of the foregoing prohibited deductions shall be construed to be a permissible deduction within the definition of offsets. Royalty statements shall show sales and licenses both in the local currency and US dollars, with the exchange rate used clearly stated.

e.    Schrödinger shall maintain at its Portland, Oregon office usual books of account and records showing its actions under this Agreement, and sufficient to determine Schrödinger’s compliance with its obligations hereunder. Upon reasonable notice, but not more than [**], Columbia may have an independent certified public accountant or independent auditor, and an attorney (each acceptable to Schrödinger in its reasonable judgment) inspect and copy such books and records for purposes of verifying the accuracy of the amounts paid under this Agreement. The review may cover a period of not more than [**] before the first day of the calendar quarter in which the review is requested. In the event that such review shows that Schrödinger has underpaid royalties by [**] percent ([**]%) or more of the aggregate amount that should have been paid to Columbia for a [**] period ([**]) in a calendar year, but not less than $[**], Schrödinger shall pay, within [**] after demand by Columbia, the costs and expenses of such review (including the fees charged by Columbia’s accountant and attorney involved in the review), in addition to the amount of any underpayment and any interest thereon. Schrödinger agrees to cooperate fully with Columbia’s accountant or auditor and attorney in connection with any such review. During the review, Schrödinger shall provide Columbia’s accountant or auditor and attorney with all information reasonably requested, including without limitation, information relating to sales and licenses, inventory, manufacturing, purchasing, transfer records, customer lists, invoices, purchase orders, sales orders, shipping documentation, third-party royalty reports, cost information, pricing policies, and agreements with third parties.

f.    Notwithstanding anything to the contrary in this Agreement (including Section 16.b.), and without limiting any of Columbia’s rights and remedies hereunder, any payment by Schrödinger required hereunder that is made late (including unpaid portions of amounts due) shall bear simple interest at the rate of [**]% per annum. Any interest charged or paid in excess of the maximum rate permitted by applicable law shall be deemed the result of a mistake and interest paid in excess of the maximum rate shall be credited or refunded (at Schrödinger’s option) to Schrödinger. In addition, Columbia shall promptly refund the amount of any overpayment by Schrödinger.

g.    Schrödinger shall reimburse Columbia for any costs and expenses incurred in connection with collecting on any arrears of Schrödinger with respect to its payment and reimbursement obligations under this Agreement (such as Section 15.b. of this Agreement), including the costs of engaging any collection agency for such purpose.

h.    By [**] of each year of this Agreement, Schrödinger shall submit to Columbia a non-binding forecast of the projected growth (or decline) of its gross licensing revenue generated from all software products (not limited to the Licensed Products) in the coming year, expressed as a percentage of such revenue of the year just ended. Columbia shall use such forecasts solely in connection with its internal budgeting purposes.

9.    Diligence.

a.    Product Release. Schrödinger will use commercially reasonable efforts to release a Licensed Product within [**] following the Effective Date. If Schrödinger fails to do so, Columbia, in its sole discretion, may elect to convert the exclusive licenses set forth in Section 2 into non-exclusive licenses. In the event that Columbia elects to convert the exclusive licenses into non-exclusive licenses (each, a “Converted License”) pursuant to the foregoing sentence, should Schrödinger subsequently release a Licensed Product, Schrödinger shall notify Columbia of such product release in writing and the Converted Licenses shall automatically be converted into exclusive licenses; provided that no agreement between Columbia and a Third Party is then in effect, or if no agreement is then in effect, that Columbia is not in active negotiations with a Third Party for such an agreement.

b.    Within [**] following receipt of a written request from Columbia, Schrödinger shall report in writing to Columbia on progress made toward the release of a Licensed Product.

10.    Confidentiality.

a.    Except to the extent required to discover, develop, manufacture, use, sell, have sold, distribute, rent or lease Licensed Products in the Field, Schrödinger shall treat as confidential the Patents and the Licensed Software in Source Code Form disclosed hereunder, and shall not disclose or distribute the same to any Third Party, or use for any purpose, without Columbia’s written permission. Except to the extent required to verify the payments made by Schrödinger hereunder, Columbia shall treat as confidential any information about Schrödinger’s sales, financial results, customer, product pricing, product development, release dates, and marketing plans that may be disclosed to Columbia hereunder, and shall not disclose or distribute the same, or use for any purpose, without Schrödinger’s written permission.

b.    The obligations of confidentiality under this Section 10 do not apply to any of disclosing party’s confidential information that the receiving party can demonstrate:

(1)    Was known to receiving party prior to receipt thereof from disclosing party;

(2)    Was or becomes a matter of public information or publicly available through no act or failure to act on the part of receiving party;

(3)    Is acquired by receiving party from a Third Party entitled to disclose it to disclosing party; or

(4)    Receiving party discovers, develops independently without reference to or use of disclosing party’s confidential information, as evidenced by contemporaneous written records.

11.    Representations and Warranties. Columbia represents and warrants to Schrödinger that as of the Effective Date and to the best knowledge of its office of Science and Technology Ventures (“STV”), all of the listed inventors on the Patents and the developers who have disclosed the Software to STV have assigned all of their rights and interests to Columbia.

12.    Disclaimer of Warranty; Limitations of Liability.

a.    EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, COLUMBIA IS LICENSING THE LICENSED METHOD ON AN “AS IS” BASIS, AND COLUMBIA (I) MAKES NO WARRANTIES EITHER EXPRESS OR IMPLIED OF ANY KIND, AND (II) HEREBY EXPRESSLY DISCLAIMS ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND AS TO THE LICENSED METHOD, LICENSED PRODUCTS AND/OR ANYTHING DISCOVERED, DEVELOPED, MANUFACTURED, USED, SOLD, OFFERED FOR SALE, IMPORTED, EXPORTED, DISTRIBUTED, RENTED, LEASED OR OTHERWISE DISPOSED OF UNDER ANY LICENSE GRANTED HEREUNDER, INCLUDING BUT NOT LIMITED TO: ANY WARRANTIES OF MERCHANTABILITY, TITLE, FITNESS, ADEQUACY OR SUITABILITY FOR A PARTICULAR PURPOSE, USE OR RESULT; ANY WARRANTIES AS TO THE VALIDITY OF ANY PATENT; AND ANY WARRANTIES OF FREEDOM FROM INFRINGEMENT OF ANY DOMESTIC OR FOREIGN PATENTS, COPYRIGHTS, TRADE SECRETS OR OTHER PROPRIETARY RIGHTS OF ANY PARTY.

b.    In no event shall Columbia, or its trustees, officers, faculty members, students, employees and agents, have any liability to Schrödinger, its Affiliates, or any Third Party arising out of the use, operation or application of the Patents, Licensed Software, Licensed Products, or anything discovered, developed, manufactured, used, sold, offered for sale, imported, exported, distributed, rented, leased or otherwise disposed of under any license granted hereunder by Schrödinger, its Affiliates, or any Third Party for any reason, including but not limited to, the unmerchantability, inadequacy or unsuitability of the Patents, Licensed Software, Licensed Products and/or anything discovered, developed, manufactured, used, sold, offered for sale, imported, exported, distributed, rented, leased or otherwise disposed of under any license granted hereunder for any particular purpose or to produce any particular result, or for any latent defects therein.

c.    In no event will Columbia, or its trustees, officers, faculty members, students, employees and agents, be liable to Schrödinger, its Affiliates or any other party for any consequential, incidental, special or indirect damages (including, but not limited to, from any destruction of property or from any loss of use, data, revenue, profit, time or good will) based on activity arising out of or related to this Agreement, whether pursuant to a claim of breach of contract or any other claim of any type. In no event will Schrödinger, its Affiliates, or their respective directors, officers, employees, consultants, advisors and agents, be liable to Columbia or any other party for any consequential, incidental, special or indirect damages (including, but not limited to, damages resulting from any destruction of property or from any loss of use, data, revenue, profit, time or good will) based on activity arising out of or related to this Agreement, whether pursuant to a claim of breach of contract or any other claim of any type. Other than for its obligations under Section 16, in no event shall Columbia’s liability to Schrödinger exceed the payments actually made to Columbia by Schrödinger under this Agreement. Other than for its obligations under Section 16, in no event shall Schrödinger’s liability to Columbia exceed the payments actually made to Columbia by Schrödinger under this Agreement.

d.    The parties hereto acknowledge that the limitations and exclusions of liability and disclaimers of warranty set forth in this Agreement form an essential basis of the bargain between the parties.

13.    Prohibition Against Use of Columbia’s Name. Except as otherwise provided herein, Schrödinger will not use the name, insignia, or symbols of Columbia, its faculties or departments, or any variation or combination thereof, or the name of any trustee, faculty member, other employee, or student of Columbia for any purpose whatsoever without Columbia’s prior written consent. Columbia hereby consents to Schrödinger’s use of factual statements about the development of the Licensed Method, including without limitation the fact that the key developers of the Licensed Method are Professors Richard Friesner and Robert Abel of Columbia University’s Chemistry Department.

14.    Compliance with Governmental Obligations.

a.    Notwithstanding any provision in this Agreement, Columbia disclaims any obligation or liability arising under the license provisions of this Agreement if Schrödinger or any Affiliate is charged in a governmental action for not complying with or fails to comply with governmental regulations in the course of taking steps to bring any Licensed Product to a point of practical application.

b.    Each party shall comply upon reasonable notice from the other party with all governmental requests directed to either Columbia or Schrödinger or its Affiliates, and provide all information and assistance necessary to comply with such governmental requests. Notwithstanding the foregoing, to the extent that information responsive to a governmental request is confidential or proprietary to the disclosing party, the notifying party shall provide reasonable assistance to the disclosing party to secure confidential treatment for such disclosure.

c.    Schrödinger and its Affiliates shall ensure that research, development, manufacturing and marketing under this Agreement complies with all government regulations in force and effect including, but not limited to, Federal, state, and municipal legislation.

15.    Patent Prosecution and Maintenance; Infringement.

a.    All Patents will be filed and maintained in Columbia’s name, in those jurisdictions specified by Schrödinger. Columbia, by counsel it selects to whom Schrödinger has no reasonable objection, shall be responsible for preparing, filing, prosecuting and maintaining all Patents in Columbia’s name, and for consulting in a timely manner with Schrödinger and its designated counsel regarding the foregoing. Specifically, Columbia agrees to use reasonable efforts (i) to immediately forward to Schrödinger copies of all correspondence from any governmental authority with respect to the Patents; (ii) to consult with Schrödinger and its counsel, within a reasonable time period in advance of the applicable response deadline, regarding the content of Columbia’s response to such correspondence; (iii) to provide Schrödinger and its counsel meaningful input throughout the process into the prosecution strategy for each Patent; and (iv) to communicate regular updates to Schrödinger and its counsel. The parties agree that consultation between the parties relating to the Patents under this Section 15 shall be pursuant to a common interest in the validity and enforceability of the Patents. Schrödinger shall treat such consultation, along with any information disclosed by Columbia in connection therewith (including any information concerning patent expenses), on a strictly confidential basis, and shall not disclose such consultation or information to any party without Columbia’s prior written consent. If Schrödinger seeks to Challenge the validity or enforceability of any Patent, Columbia’s consultation obligation under this Section 15.a. shall automatically terminate; for the avoidance of doubt, any such termination shall not affect Schrödinger’s confidentiality and nondisclosure obligations with respect to consultation or disclosure of information prior to such termination, and shall not affect any other provisions of this Agreement (including Schrödinger’s reimbursement obligation under Section 15.b.).

b.    Schrödinger will reimburse Columbia for the reasonable expenses that Columbia has incurred prior to the Effective Date and will pay the reasonable expenses that Columbia incurs following the Effective Date in preparing, filing, prosecuting and maintaining the Patents. For avoidance of doubt, reimbursable expenses include reasonable attorneys’ fees, actual patent filing fees, issue fees, working fees, maintenance fees, renewal charges, annuities, costs of any interference proceedings, oppositions, reexamination, and any other ex parte or inter partes administrative proceedings before patent offices. Columbia, using reasonable efforts, estimates that patent expenses incurred before the Effective Date under Section 15.a in connection with the Patents set forth in Exhibit C are $[**], and shall be reimbursed in full by Schrödinger to Columbia within [**] of the later of (i) the Effective Date, and (ii) receipt by Schrödinger of reasonable documentation supporting the expense. Patent expenses incurred by Columbia after such date shall be reimbursed to Columbia by Schrödinger within [**] of receiving an invoice and reasonable documentation from Columbia.

c.    In accordance with Section 15.a., Schrödinger may decide to discontinue the prosecution in a jurisdiction of a filed Patent application, or the maintenance in a jurisdiction of an issued Patent. Provided that Schrödinger receives a written inquiry from Columbia at least [**] in advance of an impending deadline, a failure by Schrödinger to respond to a written inquiry from Columbia [**] in advance of an impending deadline concerning the prosecution of a filed Patent application or the maintenance of an issued Patent shall be deemed a decision not to prosecute or maintain, as the case may be. If Columbia objects to Schrödinger’s decision to discontinue such prosecution or maintenance, the parties shall promptly meet to resolve the difference in good faith. If the difference cannot be resolved after diligent effort, Columbia shall have the right, upon written notice to Schrödinger, to continue such prosecution or maintenance at Columbia’s expense; provided that upon receipt of such written notice, Schrödinger’s license to use the Licensed Method in the jurisdiction in question shall terminate. Notwithstanding the foregoing, in the event that Schrödinger is using the Licensed Method in the jurisdiction in question, upon written request to Columbia, the parties shall discuss in good faith whether such license to Schrödinger should become non-exclusive for the Field.

d.    Subject to Section 15.g., Columbia shall have the sole right to initiate, control, defend and/or settle any proceedings involving the validity, enforceability or infringement of any Patents when in its sole judgment such action may be necessary, proper, and justified. As part of any settlement, Columbia is empowered to grant a sublicense to the Patents, subject to Schrödinger’s exclusive rights in the Field, on terms Columbia determines in its sole judgment are necessary, proper, and justified. Notwithstanding the foregoing, Columbia agrees to communicate regular updates to Schrödinger and its counsel regarding any such proceedings, and to notify Schrödinger promptly of the terms of any disposition or settlement of any such proceeding.

e.    Upon written notice to Columbia, Schrödinger may request that Columbia take steps to stop a third party that is developing, licensing or selling a product that does or will compete with a Licensed Product being developed, licensed or sold by Schrödinger or any of its Affiliates (“Third Party Infringer”) from infringing an issued patent falling within the definition of Patents by providing Columbia with written evidence demonstrating prima facie infringement of specific claims of such Patent. Subject to Sections 15.e., 15.f. and 15.g., Schrödinger shall have the right to initiate legal proceedings against any such Third Party Infringer in its own name and at Schrödinger’s sole expense, unless Columbia, not later than [**] after receipt of such notice (or in the case of a proceeding involving a request to file a temporary restraining order, [**] after receipt of such notice by Columbia’s Office of the General Counsel), either (i) causes such infringement to cease or (ii) initiates legal proceedings against the Third Party Infringer. Notwithstanding the foregoing, Columbia shall have no obligation to assert more than one Patent in one jurisdiction against the Third Party Infringer. Any proposed disposition or settlement of a legal proceeding filed by Schrödinger to enforce any issued patent falling within the definition of Patents against any Third Party Infringer shall be subject to Columbia’s prior written approval, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Schrödinger’s rights under this Section 15.e. shall apply only to claims of Patents that are exclusively licensed to Schrödinger under this Agreement and only in the Field and Territory which are exclusively licensed to Schrödinger under this Agreement.

f.    Any recovery, whether by way of settlement or judgment, from a third party pursuant to a legal proceeding initiated in accordance with Sections 15.d. or 15.e. shall first be used to reimburse the party initiating such legal proceedings for its actual fees, costs and expenses incurred in connection with such proceeding. The balance of such recovery shall be divided [**] percent ([**]%) to the party that initiated the legal proceeding and [**] percent ([**]%) to the other party.

g.    In the event a party initiates or defends a legal proceeding concerning any Patent pursuant to this Section 15, the other party shall cooperate fully with and supply all assistance reasonably requested by the party initiating such proceeding, including without limitation, joining the proceeding as a party if requested. The party that institutes any legal proceeding concerning any Patent pursuant to this Section 15 shall have sole control of that proceeding and shall reimburse the other party for any reasonable expenses incurred in providing assistance and cooperation in accordance with this Section 15.g.

16.    Indemnity and Insurance.

a.    Schrödinger will indemnify, defend, and hold harmless Columbia, its trustees, officers, faculty, employees, students and agents, from and against any and all claims, actions, losses, damages, liability, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements (collectively, “Losses”), incurred by a Columbia indemnified party in any Third Party action arising out of (i) the discovery, development, manufacture, packaging, use, sale, offering for sale, importation, exportation, distribution, rental or lease of Licensed Products or Licensed Software, even if altered for use for a purpose not intended; (ii) the use of Patents or Licensed Software by Schrödinger, its Affiliates or customers; (iii) any representation made or warranty given by Schrödinger or its Affiliates to a Third Party with respect to Licensed Products, Patents or Licensed Software; (iv) any claims that a Licensed Product infringe a Third Party’s Intellectual Property Rights (but excluding any claim that the Licensed Method infringes a Third Party’s Intellectual Property Rights); and (v) any asserted violation of the Export Laws (as defined in Section 18 hereof) by Schrödinger or its Affiliates.

b.    Schrödinger’s indemnification obligations hereunder shall be subject to (1) receiving prompt written notice by the Columbia indemnified party of the existence of any indemnifiable Loss or Third Party action, but any failure to so notify Schrödinger shall not relieve it from any liability that it may have to the Columbia indemnified party except to the extent Schrödinger shall be materially prejudiced by such failure; (ii) being able, at its option, to control the defense of such Third Party action; (iii) permitting the Columbia indemnified party to participate in the defense of a Third Party action at its own cost; and (iv) receiving full cooperation of the Columbia indemnified party in the defense thereof. Other than as otherwise provided herein, Schrödinger shall reimburse each Columbia indemnified party for the expenses (including reasonable attorneys’ fees) incurred in enforcing this provision.

c.    Schrödinger shall maintain, during the term of this Agreement, with reputable and financially secure insurance carriers reasonably acceptable to Columbia to cover the activities of Schrödinger and its Affiliates, (i) commercial general liability insurance (including product liability and contractual liability insurance applicable to Schrödinger’s indemnity obligations under Section 16.a.), for minimum limits of $[**] combined single limit for bodily injury and property damage per occurrence and $[**] in the aggregate; and (ii) umbrella liability insurance, for minimum limits of $[**] per event and $[**] in the aggregate. Such insurance shall include Columbia, its trustees, faculty, officers, employees and agents as additional insureds. Schrödinger shall furnish a certificate of insurance evidencing such coverage, with [**] written notice to Columbia of cancellation or material change in coverage. The minimum amounts of insurance coverage required herein shall not be construed as creating any limitation on Schrödinger’s indemnity obligation under Section 16.a. of this Agreement.

d.    Schrödinger’s insurance shall be primary coverage; any insurance Columbia may purchase shall be excess and noncontributory. Schrödinger’s insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement.

e.    Schrödinger shall at all times comply with all statutory workers’ compensation and employers’ liability requirements covering its employees with respect to activities performed under this Agreement.

17.    Marking.

a.    Prior to the issuance of patents falling within the definition of Patents, Schrödinger shall mark all Licensed Products made, sold, offered for sale, imported, or otherwise disposed of by Schrödinger under the license granted in this Agreement with the words “Patent Pending,” and following the issuance of one or more patents, with the numbers of such patents. Schrödinger shall cause its Affiliates to comply with the marking requirements of this Section 17.

b.    Schrödinger shall not alter or remove any printed or on-screen copyright, trade secret, proprietary and/or other legal notices contained on or in copies of Licensed Software, and shall ensure that all on-line screens, logos, progress indicators or messages displayed by the Licensed Software with respect to identification of Columbia shall be displayed in a similar fashion and location by the Licensed Products.

18.    Export Control Laws.

Schrödinger agrees to comply with U.S. export laws and regulations pertaining to the export of technical data, services and commodities, including the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), the Export Administration Regulations (15 C.F.R. § 730 et seq.), the regulations administered by the Treasury Department’s Office of Foreign Assets Control (31 C.F.R. & 500, et seq.). and the Anti-Boycott Regulations (15 C.F.R. § 760) (collectively, the “Export Laws”). The parties shall cooperate with each other to facilitate compliance with these laws and regulations.

Schrödinger understands that sharing controlled technical data with non-U.S. persons is an export to that person’s country of citizenship that is subject to the Export Laws, even if the transfer occurs in the United States. Schrödinger shall obtain any necessary U.S. government license or other authorization required pursuant to the Export Laws for the export or re-export of any commodity, service or technical data covered by this Agreement, including technical data acquired from Columbia pursuant to this Agreement and products created as a result of that data.

19.    Breach and Cure.

a.    In addition to applicable legal standards, Schrödinger shall be deemed to be in material breach of this Agreement for: (i) failure to pay fully and promptly amounts due pursuant to Section 7 and payable pursuant to Section 8; (ii) failure of Schrödinger to meet any of its obligations under Section 10 of this Agreement; (iii) failure to comply with governmental requests directed to Columbia or Schrödinger pursuant to Section 14(b); (iv) failure to reimburse Columbia for or pay fully and promptly the costs of prosecuting and maintaining Patents pursuant to Section 15; (v) failure to obtain and maintain insurance in the amount and of the type provided for in Section 16; and (vi) failure to comply with the Export Laws under Section 18.

b.    Either party shall have the right to cure its material breach. The cure shall be effected within a reasonable period of time but in no event later than [**] after notice of any breach given by the non-breaching party.

20.    Term of Agreement.

a.    This Agreement shall be effective as of the Effective Date and shall continue in full force and effect until its expiration or termination in accordance with this Section 20.

b.    The licenses granted under this Agreement may be terminated by Columbia: (i) upon written notice to Schrödinger for Schrödinger’s material breach of the Agreement and Schrödinger’s failure to cure such material breach in accordance with Section 19.b.; (ii) in the event that Schrödinger becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, and such petition or proceeding is not dismissed within [**] of filing; (iii) in the event that Schrödinger becomes the subject of any involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, and such petition or proceeding is not dismissed within [**] of filing; (iv) in the event that Schrödinger is unable to pay its debts as they come due in the normal course of business; and (v) in the event Schrödinger (or any entity or person acting on its behalf initiates any proceeding or otherwise asserts any claim challenging the validity or enforceability of any Patent in any court, administrative agency or other forum, as addressed in Section 8.e. Termination under (ii) - (v) shall be effective upon date of notice sent pursuant to Section 21. Unless terminated earlier under any provision of this Agreement, the term of the licenses granted hereunder shall extend, on a country-by-country and product-by-product basis, until the later of (i) the expiration of the last to expire of the issued patents falling within the definition of Patents; (ii) fifteen (15) years after the first bona fide commercial sale of a Licensed Product in the country in question; and (iii) the date of expiration of the copyright in the Licensed Software.

c.    Notwithstanding anything in this Agreement to the contrary, Schrödinger’s obligation to pay Software Product Royalties and Services Agreement Royalties shall terminate 20 years following the Effective Date.

d.    The following sections of this Agreement shall survive its expiration or earlier termination: Sections 3.a., 3.b., 6 through 8, 10, 12, 16, 18, 19, 20.d., 20.e., 20.f., 20.g., 20.h., 21, 23, 24, 26, 27. and 29; and to the extent that the situation in Section 20.f. applies, then Sections 2, 13, 15.e. (except in the case of termination for Schrödinger’s material breach), 15.f., and 15.g., but only during the post-termination wind-down period.

e.    Any termination of this Agreement shall not adversely affect any rights or obligations that may have accrued to either party prior to the date of termination, including without limitation Schrödinger’s obligation to pay all amounts due and payable under Sections 7, 8 and 15 hereof.

f.    Upon any termination of this Agreement for any reason other than Schrödinger’s failure to cure a material breach of this Agreement Schrödinger shall have the right:

(1)    For [**] or such longer period as the parties may reasonably agree, (i) to market, license and sell the Licensed Products, subject to Schrödinger’s continued obligation to pay royalties when due as provided herein; and (ii) to continue the development and maintenance of the Licensed Products; and

(2)    Until the expiration or earlier termination of any Services Agreement in effect as of the date of termination, to use the Licensed Products to the extent needed for Schrödinger to perform its obligations thereunder.

g.    Upon any termination of this Agreement for any reason, including for Schrödinger’s failure to cure a material breach of this Agreement, End Users shall have the right to continue to use the Licensed Products, subject to the terms of their license agreements with Schrödinger, it being understood that Schrödinger would continue to provide maintenance and support to these End Users during such period.

h.    Notwithstanding anything to the contrary in the Agreement, to the extent the manufacture of a Licensed Product is Covered By an issued patent within the definition of Patents and occurs prior to the expiration of such issued patent, the sale of that Licensed Product after the expiration date of the issued patent shall still constitute a royalty-bearing sale under Section 7.

21.    Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and shall be considered given (i) when mailed by certified mail (return receipt requested), postage prepaid, or ( ii ) on the date of actual delivery by hand or overnight delivery, with receipt acknowledged,

if to Columbia, to:	Executive Director
Science & Technology Ventures
80 Claremont Avenue, #4F
New York, NY 10027-5712

copy to:	General Counsel
Columbia University
412 Low Memorial Library
535 West 116th Street, Mail Code 4308
New York, New York 10027

if to Schrödinger, to:	Dr. Ramy Farid
President Schrödinger, LLC
120 West 45th street, 29th Floor
New York, NY 10036

copy to:	General Counsel
Schrödinger, LLC
120 West 45th Street, 29th Floor
New York, NY 10036

or to such other address as a party may specify by notice here under.

22.    Assignment. This Agreement and the licenses granted hereunder shall be assignable by Schrödinger to (i) an Affiliate of Schrödinger, or (ii) an entity in connection with a reorganization, merger, consolidation, acquisition, or other restructuring involving all or substantially all of the voting securities and/or assets of Schrödinger. Except as otherwise set forth in the foregoing sentence, this Agreement and the licenses granted hereunder may not be assigned or transferred without the prior written consent of Columbia, which shall not be unreasonably withheld or delayed beyond [**] after submission to Columbia of a request for such consent, provided that in connection with such a request, the name of the proposed assignee and such additional information relating to the proposed assignee as Columbia may reasonably request shall also be submitted.

23.    Waiver and Election of Remedies. The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party thereafter of the right to insist upon strict adherence to that term or any other term of this Agreement. All waivers must be in writing and signed by an authorized representative of the party against which such waiver is being sought. The pursuit by either party of any remedy to which it is entitled at any time or continuation of the Agreement despite a breach by the other shall not be deemed an election of remedies or waiver of the right to pursue any other remedies to which it may be entitled.

24.    Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns to the extent assignment is permitted under this Agreement.

25.    Independent Contractors. It is the express intention of the parties that the relationship of Columbia and Schrödinger shall be that of independent contractors and shall not be that of agents, partners or joint venturers. Nothing in this Agreement is intended or shall be construed to permit or authorize either party to incur, or represent that it has the power to incur, any obligation or liability on behalf of the other party.

26.    Entire Agreement; Amendment. This Agreement, together with the Exhibits, sets forth the entire agreement between the parties concerning the subject matter hereof and supersedes all previous agreements, written or oral, concerning such subject matter. This Agreement may be amended only by written agreement duly executed by the parties.

27.    Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid, illegal or unenforceable, that provision shall be deemed severed from the rest of the Agreement, and the remaining provisions shall remain enforceable. The parties shall replace such invalidated or unenforceable provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the replaced provision.

28.    No Third-Party Beneficiaries. Except as expressly set forth herein, the parties hereto agree that there are no third-party beneficiaries of any kind to this Agreement.

29.    Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws or the State of New York as applicable to agreements made and wholly performed within the State of New York, and without reference to the conflict or choice of laws principles of any jurisdiction. Unless otherwise separately agreed upon in writing, the parties agree that any and all claims arising under or related to this Agreement shall be heard and determined only in either the United States District Court for the Southern District or New York or in the courts of the State of New York located in the City and County of New York, and the parties irrevocably agree to submit themselves to the exclusive and personal jurisdiction of those courts and irrevocably waive any and all rights any such party may now or hereafter have to object to such jurisdiction or the convenience of the forum.

30.    Force Majeure. Neither party shall be deemed in default hereunder, nor shall it hold the other party responsible for, any cessation, interruption or delay in the performance of its obligations hereunder due to earthquake, flood, fire, storm, natural disaster, act of God, war, act of terrorism, armed conflict, labor strike, lockout, or boycott, provided that the party relying upon this section (i) shall have given the other party written notice thereof promptly and, in any event, within [**] of discovery thereof and (ii) shall take all steps reasonably necessary under the circumstances to mitigate the effects of the force majeure event upon which such notice is based.

31.    Execution in Counterparts; Facsimile or Electronic Transmission. This Agreement may be executed by facsimile or other electronic transmission, and such electronic transmission shall be valid and binding to the same extent as if it were an original. Further, this Agreement may be signed in one or more counterparts, all of which when taken together shall constitute the same documents. For all evidentiary purposes, any one complete set of this Agreement shall be considered an original.

IN WITNESS WHEREOF, Columbia and Schrödinger have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.

THE TRUSTEES OF COLUMBIA
UNIVERSITY IN THE CITY OF NEW YORK

By	/s/ Illegible
Executive Director,
Science & Technology Ventures

TTS#33921

SCHRÖDINGER, LLC

By	/s/ Ramy Farid
Ramy Farid, Ph.D.
President